Exhibit 99.1

FOR IMMEDIATE RELEASE

NEXSTAR BROADCASTING GROUP TO ACQUIRE QUORUM BROADCASTING

Irving, TX (September 12, 2003) Nexstar Broadcasting Group announced today that it has reached a definitive agreement to acquire Quorum Broadcasting. The purchase price was not disclosed. Quorum, based in Franklin, TN owns television stations in ten markets, and has local service agreements in four of its markets with stations owned by either Mission Broadcasting of Amarillo or VHR Broadcasting. Quorum has previously announced the sale of WTVW-TV Evansville, IN to GNS Media, which is expected to close in the fourth quarter of this year.

In commenting on the acquisition, Nexstar President and Chief Executive Officer Perry A. Sook said, “This is an important and strategic acquisition for our company. Pro-forma for the acquisition, Nexstar will own, operate or provide services to a total of 40 television stations in 25 markets. This deal is an exciting next step towards our goal of becoming the leading television station operator serving medium and smaller television markets. We will increase our presence in the states of New York, Indiana, Illinois, Missouri, Louisiana and Texas, adding to our existing operating clusters. We are eager to build on the existing foundation created by Dan Sullivan and his team.”

The transaction is subject to regulatory approval and is expected to close in the fourth quarter of this year. Nexstar Broadcasting Group is based in Irving, Texas and currently owns, operates and provides services to 25 television stations in 16 markets. A complete listing of the Company’s television operations, including the stations to be acquired, is attached.

For more information contact:

Perry A. Sook

President/CEO

or

Bob Thompson

Executive VP/CFO

(972) 373-8800

DMA	Market	Station Call Letters	Channel #	Affiliation	Status
8	Washington, DC-Hagerstown, MD	WHAG-TV	25	NBC	Owned*

53	Wilkes Barre-Scranton, PA	WBRE-TV WYOU-TV	28 22	NBC CBS	Owned SSA

56	Little Rock-Pinebluff, AR	KARK-TV	4	NBC	Owned

73	Springfield, MO	KOLR-TV KDEB-TV	10 27	CBS Fox	SSA & JSA* Owned*

77	Rochester, NY	WROC-TV	8	CBS	Owned

81	Shreveport, LA	KTAL-TV	6	NBC	Owned

82	Champaign-Springfield-Decatur, IL	WCIA-TV WCFN-TV	3 49	CBC UPN	Owned Owned

104	Ft. Wayne, IN	WFFT-TV	55	Fox	Owned*

117	Peoria-Bloomington, IL	WMBD-TV WYZZ-TV	31 43	CBS Fox	Owned JOA

129	Amarillo, TX	KAMR-TV KCIT-TV KCPN-LP	4 14 65	NBC Fox Ind.	Owned* SSA & JSA* SSA & JSA*

133	Monroe, LA-El Dorado, AR	KARD-TV	14	Fox	Owned*

135	Rockford, IL	WQRF-TV	39	Fox	Owned*

137	Beaumont-Port Arthur, TX	KBTV-TV	4	NBC	Owned

142	Wichita Falls, TX-Lawton, OK	KFDX-TV KJTL-TV KJBO-LP	3 18 35	NBC Fox UPN	Owned SSA & JSA SSA & JSA

143	Erie, PA	WJET-TV WFXP-TV	24 66	ABC Fox	Owned TBA

145	Joplin, MO-Pittsburgh, KS	KSNF-TV KODE-TV	16 12	NBC ABC	Owned SSA

146	Terre Haute, IN	WTWO-TV WBAK-TV	2 38	NBC Fox	Owned SSA & JSA**

147	Lubbock, TX	KLBK-TV KAMC-TV	13 28	CBS ABC	Owned* SSA & JSA*

158	Odessa-Midland, TX	KMID-TV	2	ABC	Owned

163	Abilene-Sweetwater, TX	KTAB-TV KRBC-TV	32 9	CBS NBC	Owned SSA

167	Utica, NY	WFXV-TV WPNY-LP	33 11	Fox UPN	Owned* Owned*

170	Billings, MT	KSVI-TV KHMT-TV	6 4	ABC Fox	Owned* TBA*

171	Dothan, AL	WDHN-TV	18	ABC	Owned

193	St. Joseph, MO	KQTV-TV	2	ABC	Owned

196	San Angelo, TX	KACB-TV	3	NBC	SSA

  * Acquisition pending by Nexstar or Mission from Quorum Broadcasting, Mission of Amarillo and VHR Broadcasting

** Acquisition pending by Mission from Bahakel Communications